UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Financial Institutions, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 2, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Financial Institutions, Inc., to be held at our corporate headquarters located at 220 Liberty Street, Warsaw, New York, on Wednesday, May 9, 2012 at 10:00 a.m., local time.

The enclosed Notice of Annual Meeting and Proxy Statement describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Financial Institutions, Inc. by voting on the matters described in the Proxy Statement. Following the formal portion of the meeting, we will report on the operations of our company and our directors and management team will be available to answer questions from shareholders. Also enclosed for your review is our Annual Report to Shareholders for the fiscal year ended December 31, 2011, which contains detailed information concerning our activities and operating performance.

It is important that your shares are represented at the Annual Meeting, whether or not you attend the Annual Meeting in person and regardless of the number of shares you own. If you are a record holder, you may indicate your vote on the enclosed proxy card, by telephone or Internet, even if you plan to attend the Annual Meeting. For those who are beneficial owners, we encourage you to follow the instructions provided by your broker regarding how to vote, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted.

Thank you for your confidence and continued support.

Sincerely,

Peter G. Humphrey	John E. Benjamin
President and Chief Executive Officer	Chairman of the Board

220 Liberty Street | P.O. Box 227 | Warsaw, NY 14569-0227 | Tel (585) 786-1100 | Fax (585) 786-5254 | www.fiiwarsaw.com

FINANCIAL INSTITUTIONS, INC.

220 Liberty Street

Warsaw, New York 14569

(585) 786-1100

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 9, 2012

The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Company’s corporate headquarters located at 220 Liberty Street, Warsaw, New York on Wednesday, May 9, 2012, at 10:00 a.m. (the “Annual Meeting”) for the following purposes:

1.	Elect as directors the three nominees named in the attached Proxy Statement (Proposal 1);

2.	Conduct an advisory vote to approve the compensation of the Company’s named executive officers (Proposal 2);

3.	Conduct an advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers (Proposal 3); and

4.	Transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The record date for the Annual Meeting is March 14, 2012. Only our shareholders of record at the close of business on that date may vote at the meeting, or any adjournment of the meeting. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2011 is being mailed with this Proxy Statement.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. You may vote by mail, telephone or Internet. Further instructions are contained on the enclosed proxy card or the voting instructions provided by your broker.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2012

Our Proxy Statement is attached. Financial and other information concerning our company is contained in our Annual Report to Shareholders for the year ended December 31, 2011 (“annual report”). Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including the Proxy Statement, annual report and a proxy card, and by notifying you of the availability of these proxy materials on the Internet. This Proxy Statement and our annual report are available on our corporate website at

www.snl.com/irweblinkx/docs.aspx?iid=1016825.

By Order of the Board of Directors

John L. Rizzo
Corporate Secretary

Warsaw, New York

April 2, 2012

FINANCIAL INSTITUTIONS, INC.

220 Liberty Street

Warsaw, New York 14569

(585) 786-1100

PROXY STATEMENT

INTRODUCTION

The Financial Institutions, Inc. Board of Directors (the “Board”) is using this Proxy Statement to solicit proxies from the holders of its common stock for use at Financial Institutions, Inc.’s Annual Meeting of Shareholders (the “meeting”) and any adjournments thereof. The notice of annual meeting of shareholders, this Proxy Statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 2, 2012. In this Proxy Statement, we may also refer to Financial Institutions, Inc. and its subsidiaries as “Financial Institutions,” the “Company,” “we,” “our” or “us”.

Financial Institutions is the holding company for Five Star Bank. In this Proxy Statement, we may also refer to Five Star Bank as the “Bank”.

INFORMATION ABOUT THE ANNUAL MEETING

What is the date, time and place of the annual meeting?

Date:	May 9, 2012
Time:	10:00 a.m., local time
Place:	Corporate Headquarters of Financial Institutions, Inc.
220 Liberty Street
Warsaw, New York 14569

What matters are to be voted upon at the meeting?

Three proposals are scheduled for a vote:

•	Election as directors of the three nominees named in this Proxy Statement, each of whom shall be elected for a term of three years;

•	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	Approval, on an advisory basis, of the frequency of future advisory votes on the compensation of the Company’s named executive officers.

As of the date of this Proxy Statement, these three proposals are the only matters that our Board of Directors intends to present at the meeting. Our Board does not know of any other business to be presented at the meeting. If other business is properly brought before the meeting, the persons named on the enclosed proxy card will vote on these other matters in their discretion.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers; and

•	FOR (on an advisory basis) future advisory votes on the compensation of the Company’s named executive officers to be held every one year.

Who can vote at the meeting?

Our shareholders of record as of the close of business on March 14, 2012 are entitled to vote at the meeting. On that date, there were 13,811,791 shares of our common stock (each, a share) outstanding and entitled to vote.

How many shares must be present to conduct the meeting?

We must have a “quorum” present in person or by proxy to hold the meeting. A quorum is a majority of the outstanding shares entitled to vote. Abstentions will be counted for the purpose of determining the existence of a quorum. An inspector of elections appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of those shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, you have the right to direct your broker or other intermediary how to vote and you are also invited to attend the Annual Meeting. Since a beneficial owner is not the record holder, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker or other intermediary that holds your shares, giving you the right to vote the shares at the meeting. Your broker or other intermediary has provided you with instructions regarding how to direct the voting of your shares. If you do not instruct your broker how to vote, your broker will not be allowed to vote your shares for any matter at the meeting.

How do I vote before the meeting?

If you are a record holder, you may vote your shares by mail by filling in, signing and returning the enclosed proxy card. For your convenience, you may also vote your shares by telephone and Internet by following the instructions on the enclosed proxy card. If you vote by telephone or via the Internet, you do not need to return your proxy card. See the question “How do I vote if my broker holds my shares in “street name”?” if you are a beneficial owner of shares held by your broker.

Participants in the Financial Institutions, Inc. 401(k) Retirement Savings Plan (which we refer to as the “Plan”), whose accounts hold shares of our common stock and who complete and return a proxy card, direct the trustee of the Plan to vote the shares allocated to their 401(k) plan account as indicated in the proxy card at the meeting. Any common shares in a 401(k) plan account for which no instruction is received will be voted by the trustee proportionally based upon the votes cast by other plan account holders whose accounts hold common shares.

With respect to the election of directors, you may vote “FOR” all the nominees to the Board of Directors of the Company, you may withhold authority to vote for any nominee(s) you specify and you may withhold authority to vote for all of the nominees as a group. For the advisory vote on the compensation of the Company’s named executive officers you may vote “FOR” or “AGAINST” or abstain from voting. For the advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers, you may vote for every “1 Year,” “2 Years,” “3 Years” or abstain from voting.

May I vote at the meeting?

Yes, you may vote your shares at the meeting if you attend in person. If your shares are held by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming both (1) your beneficial ownership of the shares and (2) that the broker, bank, or other nominee is not voting the shares at the meeting. Even if you plan to attend the meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the meeting in person. For information on how to obtain directions to the meeting, please contact us at (585) 786-1100.

How do I vote if my broker holds my shares in “street name”?

If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

How many votes do I have?

Each share that you own as of the close of business on March 14, 2012 entitles you to one vote on each matter voted upon at the meeting. As of the close of business on March 14, 2012, there were 13,811,791 shares outstanding.

May I change my vote after I submit my proxy?

Yes, you may change your vote or revoke your proxy at any time before the vote at the meeting. If you are a record holder, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

•	submitting a new proxy with a later date;

•	notifying the Corporate Secretary of Financial Institutions in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your nominee to change those instructions.

How are my shares voted if I submit a proxy but do not specify how I want to vote?

If you submit a properly executed proxy card and specify how you want to vote, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•	FOR the election of each of the nominees for director named in this Proxy Statement;

•	FOR the proposal to approve (on an advisory basis) the compensation of the Company’s named executive officers; and

•	FOR (on an advisory basis) future advisory votes on the compensation of the Company’s named executive officers to be held every 1 year.

What is a broker non-vote?

If you are a beneficial owner whose shares of record are held by a broker, you must instruct your broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” Brokers will not have discretion to vote for any of the proposals at the meeting. Thus, if you do not provide your broker with voting instructions your shares will not be deemed present and entitled to vote for purposes of determining a quorum.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card from your broker. Please return your proxy card to your broker and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

What vote is required to elect directors?

The three nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number is a plurality. Withheld votes and broker non-votes (defined above) will have no effect on the outcome of the voting to elect directors. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

What vote is required to approve, on an advisory, non-binding basis, the compensation of the Company’s named executive officers?

This matter is being submitted to enable shareholders to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In order to be approved on an advisory, non-binding basis, this proposal must receive the “FOR” vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on such proposals in the absence of voting instructions from the beneficial owner. Although the advisory vote on the compensation of our named executive officers is non-binding, our Management Development and Compensation Committee will review the results of the vote and evaluate whether any actions are necessary to address such results.

What vote is required to approve, on an advisory basis, the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers?

This matter is being submitted to enable shareholders to express a preference as to whether future advisory votes on executive compensation should be held every year, every two years or every three years. Abstentions and broker non-votes will not be counted as expressing any preference. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, the Board of Directors will consider the frequency that receives a plurality of the votes cast as being selected by shareholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our shareholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the alternative selected by our shareholders.

Who pays for the solicitation of proxies?

We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

How can I find out the results of the voting at the meeting?

We will announce preliminary results at the meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on a Current Report on Form 8-K within four business days after the meeting. We will announce the Company’s decision as to the future frequency of advisory votes on the compensation of the Company’s named executive officers in either that Form 8-K or an amendment thereto.

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at our 2013 annual meeting of shareholders. For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting next year, our Corporate Secretary must receive the written proposal at our corporate headquarters no later than December 3, 2012. Such proposals also must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Proposals should be addressed to:

Corporate Secretary

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

For a shareholder proposal intended to be brought before the annual meeting of shareholders that is not intended to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, the shareholder must provide the information required by our By-laws and give timely notice to the Corporate Secretary in accordance with our By-laws. In general, our By-laws require that the notice be received by the Corporate Secretary no later than 60 days and not more than 90 days prior to the scheduled date of the 2013 annual meeting of shareholders.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows, as of March 14, 2012, the beneficial ownership of shares of Financial Institutions, Inc. common stock by (a) each shareholder known to the Company to beneficially own more than 5% of Financial Institutions, Inc. common stock, (b) all present directors, continuing and nominees, (c) the six named executive officers, and (d) all present directors and executive officers of the Company as a group. Beneficial ownership means that the individual has or shares voting power or investment power with respect to the shares of common stock or the individual has the right to acquire the shares of common stock within 60 days of March 14, 2012.

	September 30,		September 30,	September 30,
Name	Number of shares beneficially owned		Number of shares included in the previous column which the individual or group has the right to acquire within 60 days of March 14, 2012	Percent of outstanding common stock(1)
BlackRock, Inc.	935,073	(2)	—	6.77%
Canandaigua National Bank and Trust Company	742,410	(3)	—	5.38%

Directors(4):
Karl V. Anderson, Jr.	12,983		6,800	*
John E. Benjamin	21,644		10,600	*
Barton P. Dambra	24,640	(5)	10,600	*
Samuel M. Gullo	19,856		10,600	*
Susan R. Holliday	21,807		10,000	*
Peter G. Humphrey	402,938	(6)	47,742	2.91%
Erland E. Kailbourne	34,377		6,367	*
Robert N. Latella	14,393		7,148	*
James L. Robinson	14,106		4,600	*
James H. Wyckoff	425,260	(7)	10,200	3.08%
Named Executive Officers(8):
Karl F. Krebs	17,489		—	*
John J. Witkowski(9)	21,997		10,600	*
Richard J. Harrison	36,587		6,268	*
Martin K. Birmingham	41,912		7,746	*
George D. Hagi	35,578		9,197	*
Directors and executive officers as a group (19 persons)	1,195,512		175,301	8.55%

*	Denotes less than 1%

(1)	Calculated based on Rule 13d-3(d)(i) using the number of outstanding shares of common stock as of March 14, 2012.

(2)

Based on information set forth in Amendment number 2 to Schedule 13G filed with the SEC on February 13, 2012 by BlackRock, Inc. reporting sole voting and dispositive power over the shares reported. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(3)

Based solely on information contained in a Form 13-F filed with SEC on February 13, 2012, reporting sole voting power over 490,457 shares and sole dispositive power over all of the shares reported. The address of Canandaigua National Bank and Trust Company is 72 South Main Street, Canandaigua, New York 14424.

(4)

Except as set forth in the footnotes below, each person has sole investment and voting power with respect to the common stock beneficially owned by such person. Includes only those stock options that are exercisable or become exercisable within 60 days of March 14, 2012.

(5)	Includes 1,000 shares held by Mr. Dambra’s spouse.

(6)

Includes 10,000 shares held by trusts over which, Mr. Humphrey, as trustee, exercises voting and dispositive powers, 20,400 shares owned by Mr. Humphrey’s spouse, and 54,600 shares held in trust for Mr. Humphrey’s son.

(7)	Includes 66,995 shares held by Mr. Wyckoff’s spouse.

(8)	In addition to Mr. Humphrey, who also serves as a director.

(9)

Mr. Witkowski was no longer employed as Executive Vice President and Retail Banking Executive effective February 29, 2012. The information reported for Mr. Witkowski is based on information available to the Company as of his termination date and may not reflect current beneficial ownership.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, one of which is elected at each annual meeting of shareholders for a term of three years and until their successors have been elected and qualified. The Board of Directors has nominated three persons for election as Directors for the terms indicated in the following table. The Board of Directors believes that the nominees will be available and able to serve as Directors but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors.

The Board of Directors currently consists of ten members with three Directors whose terms are expiring and being nominated for re-election. The Board believes that the many years of service that our Directors have at the Company and the Bank is one of the Directors’ most important qualifications for service on our Board. This service has given them extensive knowledge of the banking business and our Company. Each outside Director also brings special skills, experience and expertise to the Board as a result of their other business activities and associations. The business experience of each Director of the Company for at least the past five years, and the experience, qualifications, attributes, skills and areas of expertise of each Director that supports his or her service as a Director are set forth below. Unless otherwise specified, each Director of the Company has also been a Director of the Bank since 2005.

	September 30,	September 30,	September 30,	September 30,
Name	Age	Position(s) Held	Director Since	Term Expires

DIRECTOR NOMINEES

Karl V. Anderson, Jr.	65	Director	2006	2012
Erland E. Kailbourne	70	Director	2005	2012
Robert N. Latella	69	Director	2005	2012

DIRECTORS CONTINUING IN OFFICE

John E. Benjamin	70	Chairman of the Board	2002	2014
Barton P. Dambra	70	Director	1993	2014
Samuel M. Gullo	63	Director	2000	2013
Susan R. Holliday	56	Director	2002	2014
Peter G. Humphrey	57	President and Chief Executive Officer	1983	2014
James L. Robinson	69	Director	2007	2013
James H. Wyckoff	60	Director	1985	2013

Business Experience and Qualification of Directors

Information concerning the three nominees whose terms are expiring in 2012 is listed below.

Karl V. Anderson, Jr. has practiced law since 1972 and also held the position of President and CEO of Bank of Avoca from 1981 to 2002. He has been a Director of the Company and Bank since 2006. He previously served as a Director of National Bank of Geneva and Bath National Bank until their merger with and into the Bank in 2005. Mr. Anderson’s 30 years of experience in the banking industry provides him with valuable insight and perspective into our operations, which greatly enriches the decision making of the Board of Directors. In addition, Mr. Anderson’s extensive financial and risk assessment experience are utilized in his committee assignments.

Erland E. Kailbourne served as Chairman and interim Chief Executive Officer of Adelphia Communications Corp. from May 2002 until March 2003 (Adelphia filed a petition under Chapter 11 of the United States Bankruptcy Code in 2002.) He retired as Chairman and Chief Executive Officer (New York Region) of Fleet National Bank, a banking subsidiary of Fleet Financial Group, Inc., in 1998. He was Chairman and Chief Executive Officer of Fleet Bank, also a banking subsidiary of Fleet Financial Group, Inc., from 1993 until its merger into Fleet National Bank in 1997. Mr. Kailbourne was also a member of New York State Banking Department Board from 1999 until 2006. Mr. Kailbourne served as Chairman of the Board of the Company and the Bank from 2006 until May 2010. He currently serves as Chairman of the Board of Albany International, Corp., a global advanced textiles and materials processing company. He is also a Director of the New York ISO, Rand Capital Corporation, Allegany Co-op Insurance Company, and the Farash Corporation. Mr. Kailbourne’s extensive knowledge and experience of business strategy, business development, corporate governance and leadership development gained from years of service as a director of multiple public and private companies and governmental entities greatly benefits the board of directors and enables him to make valuable contributions in his role as Chairman of the Executive, Nominating and Governance Committee.

Robert N. Latella has been Of Counsel since 2009 and was previously a partner from 2004 to 2009 at the law firm of Hiscock & Barclay, LLP. Since 2009, Mr. Latella has also served as the Chief Operating Officer of Integrated Nano-Technologies, LLC, a developer of field portable diagnostic systems to identify virus and bacterial pathogens. Mr. Latella’s extensive legal and operational experience, and his expertise in corporate governance and strategic planning, provides him with a depth and breadth of experience that enhances our ability to navigate legal and strategic issues. Mr. Latella’s exposure to corporate governance and executive compensation best practices as an expert advising a wide variety of companies across different industries also enables him to make valuable contributions to our board of directors with respect to these matters.

The Board of Directors unanimously recommends that the shareholders elect the nominees, Karl V. Anderson, Jr., Erland E. Kailbourne, and Robert N. Latella, and, accordingly, recommends that you vote FOR ALL NOMINEES.

The business experiences, occupations and qualifications about the Directors continuing in office follow.

John E. Benjamin has been President of Three Rivers Development Corporation, a not-for-profit business for the public and private economic development of businesses and government in the greater Corning, New York area, since 1981. He was appointed Chairman of the Board in May 2010, served as Vice Chairman of the Board since May 2009 and served as a Director of Bath National Bank until its merger with the Bank in 2005. Mr. Benjamin’s three decades of experience in economic development in the geographic region in which we compete provides our board of directors with valuable insight into the economic environment of the markets we serve. In addition, Mr. Benjamin’s perspective into the corporate governance practices at a broad range of companies is valuable to us in his role as Chairman of the Board.

Barton P. Dambra has been the President of Markin Tubing LP, a manufacturer of steel tubing with worldwide sales since 1978. He previously served as a director of National Bank of Geneva until its merger with the Bank in 2005. The board of directors benefits from Mr. Dambra’s business acumen gleaned from over three decades of business leadership as President of Markin Tubing. Mr. Dambra’s experience leading a manufacturing company in our geographic region provides insight into the banking needs of the businesses in the geographic areas we serve. Mr. Dambra’s extensive financial and accounting expertise is utilized in his role as one of our audit committee financial experts.

Samuel M. Gullo has owned and operated a retail furniture sales business, Family Furniture, since 1976. He previously served as a Director of Wyoming County Bank until its merger into the Bank in 2005. He was the CEO of American Classic Outfitters, Inc., an apparel manufacturer, from 2002 to 2009. The board of directors benefits from Mr. Gullo’s extensive business experience in the retail and real estate development industries in the geographic markets we serve. Mr. Gullo’s experience leading retail and real estate development companies in our geographic region provides the Board of Directors with a unique perspective that assists us in our marketing initiatives.

Susan R. Holliday has been the President and Publisher of the Rochester Business Journal, Inc., a business newspaper in the western New York area since 1988. Ms. Holliday’s business experiences and relationships in the Rochester, New York area serve the Company well in the markets it serves. Ms. Holliday’s decades of experience leading a business newspaper gives her insight into new and emerging business practices that are valuable to the Board of Directors. In particular, her exposure to corporate governance and executive compensation best practices across different industries are valuable to us in her role as Chair of our Management Development and Compensation Committee.

Peter G. Humphrey has been President and Chief Executive Officer of the Company since 1994 and the Bank since 2005. He previously served as the Company’s Chairman of the Board from 2001 until 2006. He has been a Director of Five Star Investment Services, Inc., the Company’s broker-dealer subsidiary, since 1999, serving as its Chairman from 1999 until 2006. He previously served as Chairman of the Board and Director of Wyoming County Bank, National Bank of Geneva and Bath National Bank until their merger with and into the Bank in 2005. From 2002 to 2005 he also served as a Director of Burke Group, Inc., an employee benefits and compensation consulting firm subsidiary sold by the Bank in 2005. He currently serves as a director of the New York Bankers Association. Mr. Humphrey is currently chairman of the Federal Reserve Bank of New York Community Depository Institutions Advisory Council (CDIAC) and is a member and Vice President of the Federal Reserve Board of Governors CDIAC. He was a member of the New York State Banking Board from 2009 to 2011 and also a Director of the Buffalo Branch of the Federal Reserve Bank of New York from 2001 to 2006. The attributes, skills and qualifications Mr. Humphrey has developed through his banking background, professional experiences as a business leader, as well as his knowledge and experience as director of the Bank and the Company, enable him to provide continued banking and business expertise to the Board. Mr. Humphrey’s 16 years of experience as our President and Chief Executive Officer, his 27 years of service on the Board of Directors, and his deep knowledge of the banking industry provide valuable insight to our Board of Directors.

James L. Robinson served as President, CEO and Treasurer of Olean Wholesale Grocery Cooperative, Inc., and its subsidiaries from 1977 to 2005. Has been a Director of the Company and the Bank since 2007, and previously served as Director of First Tier Bank & Trust until its merger with the Bank in 2005. The Board of Directors benefits from Mr. Robinson’s financial and management expertise gained from nearly three decades as President, Chief Executive Officer and Treasurer of Olean Wholesale Grocery Cooperative, Inc. Mr. Robinson’s extensive financial and accounting expertise is utilized in his role as one of our audit committee financial experts.

James H. Wyckoff has been a faculty member of the Curry School of Education at the University of Virginia since 2008 and a Director of the Center on Educational Policy and Workforce Competitiveness at the University of Virginia since 2010. Dr. Wyckoff was previously University Professor with the Departments of Public Administration and Economics at State University of New York Albany from 1986 through 2007. He previously served as Director of National Bank of Geneva until its merger with the Bank in 2005. Dr. Wyckoff has extensive economic and public policy expertise gained from over two decades of researching, writing and teaching on such subjects that provides him with a perspective that is valuable to our Board of Directors.

PROPOSAL 2—ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures for our named executive officers are competitive yet conservative, are focused on pay for performance principles, and are strongly aligned with the long-term interests of our shareholders. We also believe that we and our shareholders both benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement. We encourage you to review the tables and our narrative discussion included in this Proxy Statement.

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking you to approve the compensation of our named executive officers as described under Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement. Accordingly, we ask that you vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that on an advisory basis, the 2011 compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in this Proxy Statement for its 2012 Annual Meeting of Shareholders is hereby approved.”

Although the advisory vote on the compensation of our named executive officers is non-binding, our MD&C Committee will review the results of the vote and evaluate whether any actions are necessary to address such results.

The Board of Directors unanimously recommends that the shareholders approve the executive officer compensation resolution and, accordingly, recommends a vote FOR this proposal.

PROPOSAL 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by federal securities laws, the Board of Directors is providing our shareholders with an opportunity to vote on the frequency of future advisory votes on the compensation of our named executive officers. Shareholders may choose to approve holding an advisory vote on the compensation of our named executive officers annually, biennially or triennially. Accordingly, we are asking shareholders whether the advisory vote should occur every one year, every two years or every three years.

The Board of Directors has considered the frequency of the advisory vote on the compensation of the Company’s named executive officers that it should recommend. After considering the benefits and consequences of each option, the Board recommends submitting the advisory vote on the compensation of our named executive officers to shareholders annually.

The Board of Directors believes an annual advisory vote on the compensation of our named executive officers will allow the Board to obtain information on shareholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, the Board believes an annual advisory vote on the compensation of our named executive officers will provide the Board of Directors and the Compensation Committee with frequent input from shareholders on our compensation programs for our named executive officers. Finally, the Board believes an annual advisory vote on the compensation of the Company’s executive officers aligns more closely with the Company’s objective to engage in regular dialogue with its shareholders on corporate governance matters, including the Company’s executive compensation philosophy, policies and programs.

Although this advisory vote on the frequency of the Say-on-Pay vote is non-binding, the Board and our MD&C Committee will review and consider the outcome of this advisory vote when determining how often to present the advisory vote on compensation of our named executive officers to shareholders.

The Board of Directors unanimously recommends that you vote for the option of “1 YEAR” as the frequency for future advisory votes on the compensation of our named executive officers.

CORPORATE GOVERNANCE INFORMATION

Board Leadership Structure

The Board of Directors believes that effective corporate governance is best accomplished if the roles of Chairman of the Board and Chief Executive Officer are separated. The Board of Directors believes that separating these two positions allows each person to focus on their individual responsibilities, which is essential in the current business and economic environment. Under this structure, our Chief Executive Officer can focus his attention on the day-to-day operations and performance of the Company and implementing our long-term strategic plans. At the same time, our non-executive Chairman of the Board can focus his attention on long-term strategic issues, setting the agenda for, and presiding at, Board meetings, working collaboratively with our other Board members, and providing insight and guidance to our Chief Executive Officer.

We separated the roles of Chairman of the Board and Chief Executive Officer in 2006 and although we believe that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate in the current environment, our board leadership structure may change in the future as our business and industry, and corporate governance practices more generally, evolve.

The Board Vice Chairman’s position was created at the Annual Board Meeting in May 2009. We created this position so a Director would have the opportunity to work with the current Chairman and our Chief Executive Officer, allowing for an appropriate transition and succession to the Chairman’s position. The Board Vice Chairman position is currently not filled but will remain open contingent upon the needs of the Board at any point in time.

Board of Director’s Role in Risk Oversight

The Board of Directors is actively engaged in the oversight of risks that could affect us. This oversight is conducted primarily through our Board committees. Our Risk Oversight Committee has oversight of our credit risk, investment risk, liquidity risk, interest rate risk, operational risk and legal and compliance risk. Our Audit Committee focuses on financial risks, including those that could arise from our accounting and financial reporting processes. Our Management Development and Compensation Committee focuses on the risks arising from our compensation policies and programs and, in particular, our executive compensation programs and policies.

Board Independence

Based on recommendations made by the Executive, Nominating and Governance Committee, the Board of Directors has determined that all current directors are “independent” under NASDAQ rules, except Peter G. Humphrey, our President and Chief Executive Officer. Relationships described in the section titled “Certain Relationships and Related Party Transactions” were taken into consideration when determining this status.

Board Meetings and Committees

The Boards of Directors of Financial Institutions and Five Star Bank conduct their business through board and committee meetings. The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters that require Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. During 2011, the Financial Institutions Board of Directors met 17 times and the Bank Board of Directors met 13 times. All directors attended more than 75% of the Board meetings and the meetings of Committees on which they serve. The Board of Directors has established the following four standing committees: Audit; Management Development and Compensation; Executive, Nominating and Governance; and Risk Oversight. All the committees function under written charters that outline the respective authority, membership, meetings, duties and responsibilities. These committee charters may be viewed by accessing the Governance Documents subsection of the Corporate Overview section under the Investor Relations tab on our website (www.fiiwarsaw.com).

The following chart shows the composition of the committees of our board of directors along with the number of meetings held by each committee during 2011.

	September 30,	September 30,	September 30,	September 30,
Names	Audit	Management Development & Compensation	Executive, Nominating & Governance	Risk Oversight
Chairman of the Board
John E. Benjamin			✓
Director
Karl V. Anderson Jr.	✓			✓
Barton P. Dambra	✓			✓
Samuel M. Gullo	✓	✓
Susan R. Holliday		Chair	✓	✓
Erland E. Kailbourne		✓	Chair
Robert N. Latella		✓	✓	Chair
James L. Robinson	Chair		✓
James H. Wyckoff			✓
Executive Officer
Peter G. Humphrey

Number of meetings in 2011	8	8	5	4

The Board of Directors of the Company also serves as the Board of Directors of its wholly-owned subsidiary, Five Star Bank, and the compensation, risk oversight, audit and governance functions of the Five Star Bank Board are delegated to the appropriate committees of the Company’s Board.

Audit Committee

The Audit Committee reviews the implementation and operation of our audit program and internal controls, and its duties include: (i) conducting an annual review of the adequacy of the Company’s system of internal accounting and its audit program, maintaining direct reporting responsibility and regular communication with the Company’s internal audit staff and reviewing the scope and results of the internal audit procedures of the Company and its subsidiary; (ii) monitoring the integrity of the consolidated financial statements of the Company; (iii) engaging or discharging the Company’s independent public accountants and pre-approving any non-audit services; (iv) meeting with the independent public accountants to review the plans and results of the audit engagement, to review all reports of independent auditors, and to respond to such reports; (v) approving the services to be performed by the independent public accountants and giving consideration to the range of the audit and non-audit fees; and (vi) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

As a part of its duties, the Audit Committee reviews with management and the independent auditor the annual and quarterly financial statements of the Company, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Forms 10-K or 10-Q with the SEC. The Audit Committee engages and reviews the general scope of the audit conducted by our independent auditors and matters relating to our financial reporting, internal control systems and credit quality. The Audit Committee also reviews annually, together with management, the retention of the independent public accountant and the contents and conclusions of the audited financial statements.

The Audit Committee members are Chairman James L. Robinson, Karl V. Anderson, Jr., Barton P. Dambra, and Samuel M. Gullo. Mr. Robinson and Mr. Dambra are the committee’s “audit committee financial experts” as defined by Securities and Exchange Commission rules. All committee members are “independent” as defined in Securities and Exchange Commission and NASDAQ rules applicable to audit committees.

Management Development and Compensation Committee

The Management Development and Compensation (“MD&C”) Committee is responsible for establishing the performance goals and objectives, evaluating the performance and recommending and approving all components of compensation for our CEO. The MD&C Committee is responsible for oversight of performance, compensation, benefit plans, and succession plans for senior and executive management. The MD&C Committee also reviews and makes recommendations to the full Board with regard to compensation of directors. The MD&C Committee also reviews the risks arising from our compensation policies and programs and issues a report of its review which is included on page 29 of this Proxy Statement. All committee members are “independent” under NASDAQ rules and the MD&C Committee is required by its charter to meet at least three times annually. The MD&C Committee members are Susan R. Holliday, Chair, Samuel M. Gullo, Erland E. Kailbourne and Robert N. Latella.

Executive, Nominating and Governance Committee

The Executive, Nominating and Governance (“ENG”) Committee is charged with assisting the Board of Directors with strategic planning, in identifying qualified individuals to become Directors, determining membership on Board committees and addressing corporate governance issues. The Committee members are Erland E. Kailbourne, Chairman, John E. Benjamin, Susan R. Holliday, Robert N. Latella, James L. Robinson and James H. Wyckoff. All committee members are considered “independent” under NASDAQ rules.

The ENG Committee will consider recommendations for nominations made by shareholders. Such recommendations should be sent to the attention of our corporate secretary at our corporate headquarters. The consideration process will include, but not be limited to, determining (i) whether the nominee would be “independent” under applicable SEC and NASDAQ rules, and (ii) whether the nominee fits the Board’s then current needs for diversity, geographic distribution and professional expertise. The ENG Committee seeks directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. In addition, our Corporate Governance Policy tasks the ENG Committee with composing a board of directors that reflects diverse gender, race and geographic backgrounds. The ENG Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the ENG Committee. The ENG Committee will evaluate all nominees on the same basis, provided that current directors may be evaluated solely on the basis of their record of performance as a director of the Company.

Risk Oversight Committee

The Risk Oversight Committee is responsible for assisting the Board in establishing prudent levels of risk consistent with our strategic objectives, and in reviewing the Company’s risk management framework and processes, including the significant policies, procedures and practices employed to identify, measure, monitor and control our risk profile. The committee meets with the Chief Risk Officer at least on a quarterly basis, and reports to the Board on various levels of risk associated with the approved business and financial plans of the Company relative to credit risk, investment risk, liquidity risk, interest rate risk, operational risk, and legal and compliance risk. The committee members are Robert N. Latella, Chairman, Susan R. Holliday, Karl V. Anderson, Jr. and Barton P. Dambra. All committee members are “independent” under NASDAQ rules.

Board Member Attendance at Annual Shareholders Meetings

Although we do not have a formal policy regarding director attendance at annual shareholder meetings, directors are expected to attend these meetings absent extenuating circumstances. All of the directors attended last year’s annual meeting of shareholders.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors or any individual director by sending such communication to the attention of our Corporate Secretary at our corporate headquarters, who will forward all such communication to the Board or the individual directors.

Code of Ethics

We have a written Code of Business Conduct and Ethics policy to assist our directors, officers, and employees in adhering to their ethical and legal responsibilities. Additionally we have a Code of Ethics for our chief executive officer, chief financial officer and senior financial officers that prescribes the conduct expected to be employed in the finance area. The current versions of these policies may be viewed by accessing the Governance Documents subsection of the Corporate Overview section under the Investor Relations tab on our website (www.fiiwarsaw.com). In addition, we will provide a copy of the Code of Business Conduct and Ethics to anyone, without charge, upon request addressed to Director of Human Resources at Financial Institutions, Inc., 220 Liberty Street, Warsaw, NY 14569. We intend to disclose any amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and that relates to any element of the Code of Business Conduct and Ethics, by posting such information on our website.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, as well as the skill levels required of members of the Board. Directors are subject to a minimum stock ownership requirement. Under the stock ownership requirements, approved by the Board of Directors on October 27, 2010, each director is required to own shares of our common stock with a value of $100,000, based on the trailing 365-day average closing common stock price, within five years after joining the Board. The following table sets forth certain information regarding 2011 total director compensation.

	September 30,	September 30,	September 30,	September 30,
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	All Other Compensation(4) ($)	Total ($)
Karl V. Anderson, Jr.	38,553	20,737	176	59,466
John E. Benjamin	92,013	48,227	8,867	149,107
Barton P. Dambra	37,803	20,737	176	58,716
Samuel M. Gullo	40,103	20,737	176	61,016
Susan R. Holliday	48,903	20,737	176	69,816
Erland E. Kailbourne	43,803	20,737	176	64,716
Robert N. Latella	45,203	20,737	176	66,116
James L. Robinson	47,304	23,236	176	70,716
James H. Wyckoff	31,653	20,737	176	52,566

(1)

The amount shown for each director includes $13,240, representing the aggregate grant date fair value, calculated in accordance with FASB ASC 718, of the 800 shares of restricted stock granted under the 2009 Directors Stock Incentive Plan.

(2)

The amount shown for each director includes the portion of their annual retainer paid in common stock. For 2011, the number of shares was determined by dividing the applicable portion of each director’s annual retainer by the closing price of our common stock on the date of grant, which was $16.55. For 2011, these amounts were $34,987 and $9,996 for Messrs. Benjamin and Robinson, respectively, and $7,497 for each of the other directors.

(3)	Each of the directors had 400 shares of unvested restricted stock awards as of December 31, 2011.

(4)

For all directors, none of which elected the IRS 83-b treatment of their restricted stock grants, this amount includes dividends of $176 on unvested restricted stock. For Mr. Benjamin, this amount also includes an automobile and gas allowance of $8,691.

Compensation Paid to Board Members

For the fiscal year ended December 31, 2011, members of the Board who were not employees of the Company received annual cash retainers for serving on our Board of Directors and for serving on the Board of our wholly-owned subsidiary, Five Star Bank, as shown in the tables which follow. Half of the retainer is paid in shares of our common stock on the date of our annual organizational meeting and half is paid in cash six months thereafter. Directors may elect to receive cash instead of stock. Board service fees are specified in the table that follows. The meetings of our Board and the Board of Five Star Bank are normally scheduled on the same day, and therefore, only one meeting fee is paid. In the event that such meetings are held on different days, fees are paid in accordance with the schedule for our Board meetings. Directors are paid two-thirds of the normal Board or Committee fee when the applicable meetings are scheduled as teleconference meetings. Board members are reimbursed for reasonable travel expenses to attend meetings.

Set forth below is the fee schedule for non-executive directors.

	September 30,	September 30,
	Company	Five Star Bank
Annual Retainer Fees
Chair	$40,000	$30,000
Vice Chair(1)	30,000	15,000
Chair of the Audit Committee	15,000	5,000
Other Directors	10,000	5,000
Board Meeting Fees
Chair	3,000
Vice Chair(1)	1,500
Director	1,200
Committee Fees
Chair	1,550
Member	750

(1)	The Board Vice Chairman position is currently not filled.

Non-Qualified Stock Options and Restricted Stock

Under the terms of the 2009 Director Stock Incentive Plan, which we refer to as the Director Plan, for 2011 each of our directors was granted 400 shares of restricted stock and each director serving as a director of Five Star Bank was granted 400 additional shares of restricted stock at a price of $16.55 on the date of grant. These grants were made at the Board’s 2011 annual organizational meeting. The restricted stock agreement entered into with each of the Directors provides that fifty percent (50%) of the shares shall vest immediately upon the date of the grant, and if the director remains in continuous service as our director until the first anniversary of the date of grant, the remaining fifty percent (50%) of the shares will vest. Subject to the terms of the Director Plan, if the director ceases to serve as our director prior to the shares vesting, the shares will be immediately forfeited. Directors will be entitled to receive any dividends paid with respect to the unvested shares of restricted stock. No non-qualified stock options were granted to directors in 2011.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis, which we refer to as CD&A, provides detail about the compensation programs for our executive officers named in the Summary Compensation Table and referred to in this CD&A and in the subsequent tables as our named executive officers. These named executive officers are: Peter G. Humphrey, our President and Chief Executive Officer; Karl F. Krebs, our Executive Vice President and Chief Financial Officer; Richard J. Harrison, our Executive Vice President and Senior Retail Lending Administrator; John J. Witkowski, our former Executive Vice President and Retail Banking Executive; George D. Hagi, our Executive Vice President and Chief Risk Officer; and Martin K. Birmingham, our Executive Vice President and Commercial Banking Executive. We elected to include six, instead of five, named executive officers because Mr. Harrison, Mr. Witkowski, Mr. Hagi and Mr. Birmingham have similar total compensation and similar job responsibilities in their roles as Executive Vice Presidents.

This CD&A includes the philosophy and objectives of the Management, Development & Compensation Committee of our Board of Directors, which we refer to as the MD&C Committee, descriptions of each of the elements of our executive compensation programs and the basis for the compensation earned by our named executive officers during 2011.

Executive Summary

We provide diversified financial services through our subsidiaries, Five Star Bank and Five Star Investment Services, Inc. At December 31, 2011, we had consolidated assets of $2.3 billion, loans of $1.5 billion and deposits of $1.9 billion. We employ over 600 people and serve customers throughout our primary geographic markets in Western and Central New York.

We executed on our strategic initiatives and delivered strong financial results during 2011 as highlighted by the following:

•	Net income for 2011 was $22.8 million, up 7% from 2010;

•	Increased total loans $138.8 million or 10%;

•	Total deposits increased $48.7 million or 3%;

•	Common equity grew by $61.4 million during 2011;

•	Our Tier 1 leverage ratio was 8.63% at December 31, 2011, up from 8.31% at December 31, 2010;

•	Successfully completed a public common stock offering that resulted in net proceeds of over $43 million;

•

Fully redeemed $37.5 million of Capital Purchase Program (“CPP”) preferred stock and repurchased the warrant issued to the U.S. Treasury for $2.1 million, effectively concluding our participation in the CPP;

•	Redeemed all $16.7 million of our junior subordinated debentures, which carried a fixed interest rate of 10.2%;

•	Earned ranking as one of the 100 best performing community banks in the United States by SNL Financial; and

•	Increased our common stock dividend by 18%.

During the first quarter of 2011, we completed the sale of 2,813,475 shares of our common stock through an underwritten public offering at a price of $16.35 per share. The net proceeds of the offering, after deducting underwriting discounts and commissions and offering expenses, amounted to $43.1 million. A portion of the proceeds from this offering was used to redeem the CPP preferred stock and the junior subordinated debentures, as described in further detail below.

In the first quarter of 2011, we fully redeemed $37.5 million of the CPP preferred stock. The complete redemption of the CPP preferred stock removed the TARP restrictions pertaining to our ability to declare and pay dividends and repurchase our common stock, as well as certain restrictions associated with executive compensation.

In the second quarter of 2011, we repurchased the warrant from the U.S. Treasury for the purchase of up to 378,175 shares of our common stock at an exercise price of $14.88. The repurchase price of $2.1 million was recorded as a reduction of additional paid-in capital.

In the third quarter of 2011, we redeemed all $16.7 million of the 10.20% junior subordinated debentures at a redemption price equaling 105.1% of the principal amount redeemed, plus all accrued and unpaid interest. As a result of the redemption, we recognized a loss on extinguishment of debt of $1.1 million, consisting of the redemption premium of $852 thousand and a write-off of the remaining unamortized issuance costs of $231 thousand.

The MD&C Committee completed the following key initiatives in 2011 and 2012:

•	With the assistance of our senior risk officer, reviewed named executive officer compensation, all of our incentives plans and all other employee compensation plans for unnecessary and excessive risk;

•	Approved the peer group used for executive compensation plan analysis;

•	Engaged the MD&C Committee’s compensation consultant, McLagan, to conduct a market competitive analysis of CEO compensation; and

•	Completed an executive talent gap analysis and a formal executive succession plan.

Some of the decisions that the MD&C Committee made in the first quarter of 2011 were impacted by our participation, as of December 31, 2010, in the U.S. Treasury Department’s Troubled Asset Relief Program, which we refer to as TARP, and the investment by the Treasury in shares of our preferred stock. We repaid the Treasury’s preferred stock investment and ended our TARP participation on March 30, 2011.

Before March 30, 2011, TARP regulations prohibited or limited certain components of our executive compensation program, including:

•	Payment or accrual of annual and long-term incentive compensation, other than long-term restricted shares subject to certain limitations;

•	Granting of stock options;

•	Certain retirement benefits; and

•	Potential payments upon termination of employment or change of control (severance payments) that the executive officers or covered employees might otherwise have been eligible to receive.

As a result, the primary means remaining available to us for compensating our named executive officers was limited to cash salary and, on a limited basis, grants of certain restricted stock. The value of that restricted stock could not exceed one-third of the executive officer’s total compensation for the year.

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as Dodd-Frank, was passed into law. Certain provisions of Dodd-Frank will be phased in over time, while other provisions are effective immediately. These provisions will impact both our operations and our executive compensation programs. Our Board of Directors and management are committed to compliance with Dodd-Frank. We have taken the appropriate actions to conform our compensation programs to such regulatory provisions including say-on-pay, compensation committee independence, implementation of clawback agreements and improvements to our incentive compensation structure. Our compensation philosophy remains focused on rewarding our employees for continued performance excellence, while never losing sight of the relationship and alignment of compensation with the interests of our shareholders.

Execution of strategic initiatives and strong financial performance influenced our compensation decisions during 2011. The long-term incentive awards for Mr. Humphrey and our other named executive officers, were determined by the results of certain financial performance measures selected by our MD&C Committee, which were earnings per share (“EPS”), net charge-off ratio and efficiency ratio. EPS is calculated in accordance with accounting principles generally accepted in the United States. The net charge-off ratio is calculated by dividing net charge-offs for the fiscal year by average total loans for the same period. The efficiency ratio equals noninterest expense less other real estate expense as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and non-interest income less net gains on investment securities. Mr. Humphrey’s annual cash incentive award and 75% of the annual cash incentive awards for our other named executive officers were also determined by these performance measures. Such performance-based compensation accounted for 39% of our named executive officers’ 2011 total compensation.

The table below summarizes our performance against the financial performance measures used under our annual and long-term incentive compensation programs. The incentive compensation earned by our named executive officers based on our 2011 performance is discussed in detail in this CD&A under the headings entitled “Annual Cash Incentive Plan” and “Long-Term Equity-Based Incentive Plan.”

	September 30,	September 30,
	2011 Performance
Financial Performance Goal	Target	Actual
EPS	$1.25	$1.49
Net charge-off ratio	0.55%	0.36%
Efficiency ratio	60.71%	60.55%

Compensation Philosophy and Objectives

The MD&C Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance. The primary objective of our executive compensation program is to maintain a program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, encourage performance consistent with clearly defined corporate goals, and align our executives’ long-term interests with those of our shareholders. To this end, our executive compensation program is designed to:

•	Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;

•	Align executives’ long-term interests with those of our shareholders by placing a portion of total compensation at risk, contingent on our performance;

•	Attract and retain the highly-qualified executives needed to achieve our financial goals, and maintain a stable executive management group;

•	Deliver compensation to our executive officers in an efficient and cost-effective manner; and

•	Allow flexibility in responding to changing laws, accounting standards, and business needs and the constraints and dynamic conditions in the markets in which we do business.

The MD&C Committee

We have a standing MD&C Committee which operates pursuant to a charter that has been approved by our Board of Directors. Each member of the MD&C Committee is independent as defined under applicable NASDAQ rules.

The MD&C Committee is authorized to perform the following duties pursuant to its charter:

•	Establishes the performance goals and objectives of our President and Chief Executive Officer, which we refer to as our CEO, and evaluates our CEO’s performance in light of these goals and objectives;

•	Reviews and approves compensation of our named executive officers and certain senior executives who report directly to our CEO;

•

Administers and has discretionary authority over the issuance of equity awards under our stock compensation plans, including the discretion to modify plan payouts as appropriate to ensure plan objectives are met;

•

Approves our executive and senior management compensation programs, which include our annual cash incentive plan and our long-term equity-based incentive plan, and approves the corporate performance objectives in such plans each year;

•	Reviews and monitors development and succession plans for our executive officers;

•	Approves employment conditions, change of control, severance and termination arrangements for our executive officers;

•	Approves the peer group to be used in competitive compensation analysis;

•	Evaluates competitive compensation levels for our executives and senior management reporting directly to the CEO using the approved peer group;

•

Evaluates competitive compensation levels for Directors, including our Chairman of the Board, using the approved peer group and makes recommendations for director compensation to the full Board for approval;

•	Evaluates the risks associated with our compensation philosophy and all compensation programs, including those of our named executive officers;

•

Makes recommendations to the Board with respect to major modifications (greater than $500,000 annual impact) to our benefit programs including our 401(k) and defined benefit plans. Our CEO is authorized to approve modifications to our benefit programs if the approved action is expected to have an estimated annual impact that is less than or equal to $500,000;

•	Appoints and determines the appropriate compensation for independent compensation consultants, legal counsel, and other committee advisors;

•	Reviews and discusses with management our CD&A and, based on such review and discussion, recommends to the Board that CD&A be included in our Annual Report on Form 10-K and Proxy Statement; and

•	Produces the MD&C Committee’s report on executive officer compensation as required by the SEC.

The MD&C Committee has not delegated any of its authority, except as noted above, to other persons.

Role of Executive Officers in Compensation Decisions

The Chairman of the Board and our CEO annually review the performance of our executive vice presidents, which includes our named executive officers, other than Mr. Humphrey whose performance is reviewed by the MD&C Committee. The conclusions reached and recommendations made with respect to salary adjustments and annual cash incentive amounts, based on these reviews, are presented to the MD&C Committee. The MD&C Committee has final discretion over all compensation decisions regarding our CEO and each of our executive vice presidents. Decisions regarding the non-equity compensation of our non-executive senior officers, which includes our senior vice presidents, are made by our CEO. Our named executive officers, including our CEO, are not present when the MD&C Committee votes on compensation matters.

Role of Compensation Consultant

Pursuant to its charter, the MD&C Committee has the sole and direct authority to retain, at our expense, legal counsel, advisors, and compensation consultants and to approve the fees and retention terms of such consultants and advisors. Beginning in December 2009, the MD&C Committee retained McLagan (formerly Amalfi Consulting, LLC), an AonHewitt Company. McLagan is an independent compensation consulting firm focused exclusively on providing compensation services to banks throughout the country. McLagan reports directly to the Chair of the MD&C Committee. McLagan has no personal or business relationship with any member of the MD&C Committee. McLagan is retained solely by the MD&C Committee and provides no other services to us.

During 2011 and early 2012, the MD&C Committee requested McLagan to provide it with the following assistance:

•	Review and update, if necessary, our peer group based on parameters determined by the MD&C Committee;

•	Analyze competitive market data specific to CEO compensation considering base pay, annual cash incentive awards and long-term equity-based incentive awards;

•	Advise the MD&C Committee with respect to TARP requirements and regulatory guidance on incentive compensation practices with respect to our executive compensation program;

•	Review plan designs of our annual cash incentive plan and the long-term equity-based incentive plan; and

•	Review existing change of control and confidentiality and non-competition agreements for our executives.

McLagan met with the MD&C Committee to review its findings relative to its compensation study of market compensation practices. The study evaluated the competitiveness of our CEO compensation plan relative to our peer group with respect to base salary, cash incentives and long-term incentive opportunities. While McLagan provides reports and recommendations to the MD&C Committee regarding our executive compensation programs, the MD&C Committee is solely responsible for determining the form of compensation, the final amount, and the level of performance targets used in our executive compensation plans.

While the core incentive plans were preserved, the MD&C Committee approved design changes to our annual cash incentive plan and long-term equity-based incentive plan that reflect industry best practices and the Federal Reserve’s guidance on incentive compensation practices.

The MD&C Committee concluded that our executive compensation program is meeting our objectives and is competitive within the established peer group, reinforces a pay-for-performance philosophy, and will allow us to attract and retain key executives, while complying with regulatory requirements.

Use of Peer Group Compensation Data

To attract and retain qualified executives, we seek to offer a total compensation package competitive with a peer group of similar companies. For compensation benchmark purposes, we believe that external comparisons should be made against a peer group of comparable institutions whose executives manage similarly-sized balance sheets and constituencies. In addition, we believe that our peer group should fairly represent the market for executive talent and should include institutions that share in the business and market challenges we face.

The following peer group was utilized by the MD&C Committee for the 2011 compensation analysis of our chief executive officer and the 2010 compensation analysis of our named executive officers. The peer group included publicly traded financial institutions headquartered in the northeastern U.S. that ranged from $1.0 billion to $5.5 billion in assets with a median of $2.0 billion in assets.

Alliance Financial Corporation	Citizens & Northern Corporation	Merchants Bancshares, Inc.
Arrow Financial Corporation	Community Bank System, Inc.	NBT Bancorp Inc.
Bancorp Rhode Island, Inc.	Enterprise Bancorp, Inc.	Peoples Bancorp Inc.
Camco Financial Corporation	First Bancorp, Inc.	S&T Bancorp, Inc.
Camden National Corporation	First National Community Bancorp, Inc.	Sun Bancorp, Inc.
Canandaigua National Corporation	Independent Bank Corp.	Tompkins Financial Corporation
Century Bancorp, Inc.	Lakeland Bancorp, Inc.	Washington Trust Bancorp, Inc.

CEO Compensation Study Relative to Market

The MD&C Committee engaged McLagan to conduct a competitive analysis of our CEO compensation as compared to the peer group detailed above. Our CEO’s compensation is consistent with market practices. Below is a summary of the competitive analysis.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	2010 Actual Compensation			2011 Target Compensation
	FII 2010 Actual ($000)	Peer Group Median ($000)	Difference	FII 2011 Target ($000)	Peer Group Median ($000)	Difference (%)
Salary	406.1	425.0	-4%	420.3	460.2	-9%
Cash compensation	406.1	538.7	-25%	578.0	567.5	2%
Direct compensation(1)	645.6	609.6	6%	735.6	651.2	13%
Overall compensation(2)	898.6	888.9	1%	988.6	886.8	11%

(1)	Direct compensation consists of salary, cash incentives and equity awards.

(2)	Overall compensation consists of direct compensation plus other compensation amounts, such as the value of perquisites and retirement benefits.

Elements of Executive Compensation

Overview

A mix of compensation components has been designed to reward achievement of our annual performance goals and motivate long-term performance of our named executive officers through a combination of cash and equity incentive awards. Our executive compensation program consists of three primary elements:

•	Base Salary;

•	Performance-based Annual Cash Incentive Awards; and

•	Performance-based Long-Term Equity Incentive Awards.

Rationale for Providing Each Primary Element of Executive Compensation

Pay Element	What the Pay Element Rewards	Objectives of the Pay Element

Base Salary	Individual ongoing performance and overall contribution to us.	Attract and retain talented executives. Recognizes experience level required, scope and complexity of position and market value of the position.

Annual Cash Incentive Plan	Achievement of our performance targets and measurable individual/department annual performance goals.	Focuses attention on meeting our annual performance targets and near-term success and recognizes individual contributions.

Long-Term Incentive Plan	Achieving performance targets that maximize shareholder value. Retention during the vesting periods.	Focuses attention on longer-term success and provides a strong alignment between shareholders and executive officers.

Base Salary

It is the MD&C Committee’s philosophy to compensate our named executive officers competitively, taking into account compensation paid for similar positions by financial institutions within our peer group. Base salary should compensate our named executive officers in a manner that encourages individual performance consistent with our expectations and those of our shareholders. Base salary is determined annually based on the scope and performance of the named executive officer’s responsibilities and the experience, skills and knowledge required for the position.

When considering base salary increases for each of our named executive officers, the MD&C Committee considers our financial performance and the named executive officer’s leadership effectiveness in achieving the strategic and financial performance goals for the executive’s area of operational responsibility. The MD&C Committee reviews peer group data with respect to base salaries for executives in similar positions and approves merit increases and salary range adjustments that may be required to bring our named executive officer’s base salary to the median levels within our peer group. Base salary increases are a reflection of individual performance and the salary of each of our named executive officers compared to the salary of similarly situated executives in our peer group.

For 2010, we exceeded each of our threshold measures. Mr. Humphrey’s success in building a strong leadership team capable of leading significant improvements in our profitability and overall financial performance was noted by the MD&C Committee. The extraordinary contributions our executive officers made to the achievement of these results were also noted by the MD&C Committee. Based on the exceptional individual performance of each of our named executive officers during 2010, the MD&C approved increases to base salaries as shown in the following table, effective January 1, 2011.

	September 30,	September 30,
	2011
Executive Name	Salary Increase (%)	Base Salary ($)
Peter G. Humphrey	3.50	420,347
Karl F. Krebs	15.39	207,710
John J. Witkowski(1)	6.59	241,580
Richard J. Harrison	11.34	222,670
Martin K. Birmingham	8.16	222,424
George D. Hagi	9.19	216,441

(1)

In January 2012, the Company reorganized its executive management structure, eliminating the position of Retail Banking Executive and reassigned the duties of that position to other members of the executive management team. As a result, Mr. Witkowski’s employment as Executive Vice President and Retail Banking Executive ended effective February 29, 2012.

Incentive Compensation Plans

Our executive incentive compensation is based on a pay-for-performance philosophy, which emphasizes performance targets that correlate with our financial performance. We believe that as an executive’s level of responsibility increases, a greater portion of their compensation should be at risk and linked to both quantitative and qualitative expectations, including key operational and strategic goals. This provides additional upside potential and downside risk for our named executive officers, recognizing that these executives have greater influence on our performance.

Our incentive plans are designed to reward and retain high performers and drive both our annual and long-term financial success. The plans encourage teamwork and create an environment where executives are rewarded if we achieve or exceed pre-determined performance criteria.

Annual Cash Incentive Plan

Our annual incentive plan is a performance-based cash plan designed to reward eligible employees, including our named executive officers, who do not participate in a direct sales incentive plan. The primary objective of the annual incentive plan is to provide a cash payment based upon attainment of specified goals and objectives that align the interests of our named executive officers with our interest in obtaining superior financial results. Based on its review of our annual cash incentive plan, McLagan proposed revisions which were based on market data from our peer group and regulatory requirements. After consideration of McLagan’s proposals, the MD&C Committee approved the following revisions to our annual cash incentive plan for 2011:

•	EPS and the efficiency ratio were retained as corporate measures, with the net charge-off ratio replacing non-performing assets/total assets as a measure; and

•	Beginning in 2011, the 30% deferral requirement for the CEO and EVPs, all of whom are named executive officers, was removed because of the longer term deferral under the Long Term Incentive Plan.

The MD&C Committee felt that the net charge-off ratio was a preferable indicator of performance because it measured the entire year, rather than just the period end, which was the case with non-performing assets/total assets.

Structure of 2011 Cash Awards

This table outlines the basic approved framework used to determine the 2011 annual cash incentive plan awards for our named executive officers.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Incentive as a % of Salary			Performance Goal Weighting
Position	Threshold	Target	Max	Financial	Individual
President and Chief Executive Officer	25%	50%	80%	100%	—
Other Named Executive Officers	20%	40%	60%	75%	25%

2011 Performance Goals & Triggers

No named executive officer will receive an annual cash incentive plan award unless we have achieved a CAMELS rating that equals or exceeds the target CAMELS rating determined by the MD&C Committee at the beginning of the year. A CAMELS rating is a composite rating assigned to a bank by the Uniform Financial Institutions Rating System. The CAMELS rating is based on performance in six areas: the adequacy of capital, the quality of assets, the capability of management, the quality and level of earnings, the adequacy of liquidity, and sensitivity to market risk. We are prohibited by applicable banking regulations from publicly disclosing our CAMELS rating. The MD&C Committee anticipates that our named executive officers will routinely meet or exceed the target CAMELS rating.

In addition, our named executive officers, whose performance is evaluated by our Chairman and Chief Executive Officer at their discretion (except for our CEO, whose performance is evaluated by the MD&C Committee), must receive a minimum performance evaluation rating of satisfactory or better to be eligible for any payout. The MD&C Committee anticipates that our named executive officers will routinely achieve a satisfactory or better performance evaluation. For 2011, we satisfied the CAMELS threshold and each of our named executives received a performance rating of satisfactory or better, therefore, all of our named executive officers were eligible to receive annual cash incentive plan awards.

Our Chief Executive Officer’s annual cash incentive plan award and 75% of our other named executive officers’ annual cash incentive plan awards were determined based on the achievement of certain Company financial performance goals. For 2011, these measures of financial performance were EPS, net charge-off ratio and our efficiency ratio. The MD&C Committee selected these measures because they most accurately reflect our financial performance and each measure can be effectively tracked and communicated to all participants. The MD&C Committee met with our Chief Executive Officer and our Chief Financial Officer to review our approved budget and financial projections for 2011. Target performance was determined to be our operating budget for 2011. Threshold performance was determined to be the minimum level of performance the MD&C Committee deemed acceptable to warrant an incentive award and was established as set forth in the table below. The maximum level of performance was determined to be the absolute maximum performance for which annual incentives would be awarded and was established as set forth in the table below.

The individual performance goals and their respective weighting by category of our named executive officers’ annual cash incentive plan, other than our Chief Executive Officer, vary by individual and may include achievement of our confidential retail and commercial sales goals, financial results, risk management, and credit administration.

No individually based incentive awards are paid unless the following two conditions are first met:

1.	We achieve threshold for our annual earnings per share goal; and

2.	Each participant achieves 70% of their individual goals.

The MD&C Committee believes that the individual performance goals are challenging and require the concerted efforts of each of our named executive officers to achieve.

For 2011, we reported diluted earnings per share of $1.49 per common share, a 0.36% net charge-off ratio and an efficiency ratio of 60.55%. As a result, our named executive officers exceeded the threshold for each financial performance measure.

The following table summarizes the specific financial performance goals and adjusted trigger requirements of our annual cash incentive plan for 2011.

Financial Performance Goals	Weighting within Category	Threshold(1)	Target(1)	Max(1)	2011 Actual	Triggers
EPS	60%	$1.13	$1.25	$1.38	$1.49	Each corporate goal has a threshold level of performance that must be achieved before awards are paid for such measure.
Net charge-off ratio	20%	0.70%	0.55%	0.45%	0.36%
Efficiency ratio	20%	62.31%	60.71%	59.76%	60.55%

(1)	The metrics for EPS and the efficiency ratio were adjusted to reflect the financial impacts of our 2011 capital restructuring initiatives.

After reviewing our 2011 financial performance and the attainment of individual performance goals established for our named executive officers, other than our Chief Executive Officer whose incentive is based entirely on our financial performance, the MD&C Committee approved the annual cash incentive plan awards. During the time we were a TARP recipient, limitations were placed on our ability to pay cash incentives to our five most highly compensated employees, which includes our named executive officers. Therefore, to remain in compliance with TARP, the MD&C Committee elected to pay a portion of the annual cash incentives to the named executive officers in the form of restricted stock. The MD&C Committee believes the use of restricted stock focuses the executives on our longer-term performance and is consistent with awards used in our long-term incentive plan.

The MD&C Committee approved that the value of the named executive officers’ annual cash incentive awards be paid in restricted stock, for the period subject to TARP, after considering all other restricted stock granted in 2011. The number of shares of restricted stock granted to each named executive officer was determined by dividing 25% of the value of their annual incentive award, representing the annual incentive earned during the portion of the year we were subject to TARP, by $17.42, the closing price of our common stock on February 15, 2012. The restricted stock awards were granted under our 2009 Management Stock Incentive Plan.

The restricted stock awards vest on February 15, 2014, subject to the named executive officers’ continued employment and subject to accelerated vesting upon the death or disability of the participant. The unvested restricted stock awards are not entitled to receive dividends.

The table below shows the 2011 annual cash incentive award that was earned by each of our named executive officers, based on December 31, 2011 financial and individual results, and the value of the annual cash incentives awarded in cash and in the form of restricted stock.

	September 30,	September 30,	September 30,	September 30,	September 30,		September 30,
Executive Name	Financial ($)	Individual ($)	Total Annual Incentive Earned (in accordance with Plan) ($)	Incentive Paid in Cash ($)	Incentive Paid in Restricted Stock ($)		Equivalent Restricted Stock Awards Granted(1) (#)
Peter G. Humphrey	315,302	n/a	315,302	236,477	78,826		4,525
Karl F. Krebs	88,282	27,367	115,649	86,749	28,900		1,659
John J. Witkowski	102,678	27,723	130,401	97,808	—	(2)	—	(2)
Richard J. Harrison	94,640	30,285	124,925	93,708	31,217		1,792
Martin K. Birmingham	94,536	26,785	121,321	90,993	30,328		1,741
George D. Hagi	91,993	28,211	120,204	90,155	30,050		1,725

(1)

The number of shares of restricted stock granted to each named executive officer was determined by dividing the amount of the annual incentive award to be paid in restricted stock by the closing price of our common stock on the date of grant (February 15, 2012).

(2)

Mr. Witkowski’s employment ended effective February 29, 2012, at which time any unvested restricted stock was forfeited. As a result, the MD&C Committee determined that it was not prudent to grant shares of restricted stock to Mr. Witkowski.

Restricted stock awards made to each of our named executive officers pursuant to the annual cash incentive award for 2011 are shown in the Grants of Plan-Based Awards Table.

Long-Term Equity-Based Incentive Plan

Long-term equity-based incentive awards are a key component of our executive compensation plan. We are committed to rewarding key executives if we achieve or exceed annual financial performance criteria through the use of performance-based equity incentive plan awards. This plan is designed to retain our named executive officers, align our named executive officers’ financial interests with the interests of our shareholders, and to drive our long-term financial success. 2011 awards were paid in the form of restricted stock. No stock options were granted in 2011.

The approved long-term equity incentive compensation plan includes our named executive officers, executive management and select senior vice presidents. The MD&C Committee approves plan participants each year, and the basic plan design must be approved by the MD&C Committee on an annual basis.

Structure of 2011 Awards

The number of long-term equity incentive plan awards is based entirely on the financial performance goals utilized under our annual cash incentive plan as described above. The table below outlines the basic framework approved for the 2011 long-term equity incentive compensation plan awards for our named executive officers. The MD&C Committee uses the same process to determine threshold, target and maximum levels in the long-term incentive plan as it uses in determining the annual cash incentive plan awards previously described in the “Annual Cash Incentive Plan” section above.

	September 30,	September 30,	September 30,
	Incentive as a % of Salary
Position	Threshold	Target	Max
President and Chief Executive Officer	12.5%	25%	32%
Other Named Executive Officers	10%	20%	25%

Restricted stock is granted annually at the beginning of each year at the maximum performance level for each participant. After our year-end financial results are determined, the portion of the shares eligible to vest based on the achievement of our established financial performance goals are not forfeited. Once the performance conditions are satisfied, the award is subject to an additional continuous employment requirement and vests in equal installments over a two year period.

2011 Performance Goals & Triggers

Consistent with our Annual Incentive Plan, no named executive officer will receive an annual long-term equity incentive compensation plan award unless we have achieved a CAMELS rating that equals or exceeds the target CAMELS rating determined by the MD&C Committee at the beginning of the year. In addition, each named executive officer must receive a performance review rating of satisfactory or better to be eligible for any payout. For 2011, we satisfied the CAMELS rating threshold and each of our named executive officers received a performance rating of satisfactory or better. Therefore, all of our named executive officers were eligible to receive a long-term equity-based incentive award.

The following table summarizes the specific performance goals and trigger requirements of our long-term incentive plan awards for 2011 as well as the actual results for 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,
Performance Goals	Weighting within Category	Threshold(1)	Target(1)	Max(1)	2011 Results
EPS	60%	$1.13	$1.25	$1.38	$1.49
Net charge-off ratio	20%	0.70%	0.55%	0.45%	0.36%
Efficiency ratio(1)	20%	62.31%	60.71%	59.76%	60.55%

(1)	The metrics for EPS and the efficiency ratio were adjusted to reflect the financial impacts of our 2011 capital restructuring initiatives.

Each of our 2011 performance targets was met and our EPS and net charge-off results surpassed 2011 targets. Our efficiency ratio for the year ended December 31, 2011, was 100.3% of the target, however, slightly under the maximum performance target. Based on these results, each executive’s 2011 long-term incentive stock award was to be paid out at approximately 97% of maximum award levels.

The MD&C Committee considered several additional factors in considering the 2011 incentive awards:

•	Challenging external business environment impacting the industry at large; and

•	Solid performance of the Company’s operational, tactical and strategic goals.

As a result, the MD&C Committee exercised its discretion to adjust the incentive awards modestly. The discretionary adjustment resulted in award payouts of 100% of maximum award levels. The Committee determined that the adjusted awards more fairly represented an appropriate pay-performance relationship. Final stock awards for our named executive officers were approved as follows:

	September 30,	September 30,	September 30,
Executive Name	Target Award (#)	Maximum Award (#)	Actual Award (#)
Peter G. Humphrey	5,992	6,991	6,991
Karl F. Krebs	2,160	2,700	2,700
John J. Witkowski	2,512	3,140	3,140
Richard J. Harrison	2,315	2,894	2,894
Martin K. Birmingham	2,312	2,890	2,890
George D. Hagi	2,249	2,812	2,812

Restricted stock awards made to our named executive officers in 2011 are shown in the Grants of Plan-Based Awards Table.

Stock Ownership Requirements

Our stock ownership requirements align the interests of our executive officers and directors with the interests of our shareholders and further promote our commitment to sound corporate governance. Shares that count toward satisfaction of the stock ownership requirements include: shares owned outright by such person or his or her immediate family members residing in the same household, 401(k) funds invested in shares of the Company’s stock, shares acquired upon stock option exercises, shares held in trust for the benefit of such person and shares of unvested restricted stock.

Executive officer and director stock ownership guidelines have been adopted as follows:

September 30,
Position	Required Ownership
President and CEO	2x annual base salary
Executive Officers	1x annual base salary
Non-employee Directors	Shares in an amount equal to $100,000

All covered executive officers and directors are required to achieve their stock ownership requirement within five years (current named executive officers have until October 31, 2015 to meet this requirement) and must retain at least 75% of shares issued through the Company’s Management and Directors’ Stock Incentive Plans until the threshold holding requirement is met. Once achieved, ownership of the required amount must be maintained for as long as the individual holds an executive officer position or serves as a director.

Clawback Provision

In January 2011, we approved a clawback provision which has been incorporated into all of our incentive compensation plan documents and award agreements. The provision states that if the MD&C Committee determines that a covered individual received a payment, bonus, override, retention award, or incentive compensation award that was based on materially inaccurate criteria used in determining or setting such compensation, then the amount that was paid as a result of such materially inaccurate criteria shall be repaid by the employee.

Hedging Policy

Our Board of Directors believes that the interests of our executive officers and members of our Board of Directors should be aligned with the interests of our shareholders. As a result, we have adopted a hedging policy that prohibits all executive officers, including our named executive officers, and members of our Board of Directors from engaging in the purchase or sale of financial instruments (including forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our Company’s securities.

2011 “Say-on-Pay” Proxy Vote

At our Annual Shareholders Meeting held May 4, 2011, over 90% of our shareholders approved the advisory, non-binding shareholder vote regarding the compensation of our named executive officers. The MD&C Committee believes this vote supported its decisions with respect to the design of the executive compensation plan for our named executive officers as well as the potential compensation levels provided in each compensation component. The MD&C Committee will continue to reinforce its pay for performance philosophy using various elements of executive compensation. Providing a competitive executive compensation plan that aligns executive and shareholder interests will remain the MD&C Committee’s primary objective. Below are the results of our advisory, non-binding shareholder vote regarding the compensation of our named executive officers.

For	Against	Abstain
6,578,386	683,410	669,262

401(k) Retirement Savings Plan

We maintain a 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, which is available to all eligible employees. We match 100% of employee deferrals up to 3%, plus 50% of deferral amounts in excess of 3% but not more than 6%. Participants may authorize up to 25% of their account balance to be invested in our common stock under the 401(k) Plan. In addition, the 401(k) Plan provides for catch-up contributions for eligible employees. We do not match catch-up contributions. Each of our named executive officers participates in the 401(k) Plan. Our matching contributions to our named executive officers are included in other compensation in the Summary Compensation Table.

Other Benefits

Eligible employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental, vision coverage, disability and life insurance. Eligible employees, including our named executive officers, may participate in a high deductible health plan which became effective January 1, 2011.

Perquisites and other Personal Benefits

We provide our named executive officers with limited perquisites that the MD&C Committee believe are reasonable and consistent with our overall compensation program, and allow our named executive officers to more effectively discharge their responsibilities to us. Each of our named executive officers is provided use of a company owned vehicle. We have fifty-two retail and commercial banking offices located in a 10,000 square mile footprint throughout western and central New York. We believe the regular presence of our named executive officers in the markets we serve is best accomplished by providing them with the use of a company owned vehicle. We also reimburse our named executive officers for membership costs for various clubs and organizations. The MD&C Committee believes such memberships provide opportunities for business development activities and demonstrate our philosophy of community involvement in the markets in which we do business. The dollar value of the use of a company owned vehicle and membership reimbursements for each of our named executive officers are included in other compensation in the Summary Compensation Table.

Pension Plan

We maintain a Defined Benefit Pension Plan in which each of our named executive officers participates. The plan was closed to new participants as of December 31, 2006. Because Mr. Krebs had previously worked for us, his prior years’ service allowed him to participate in the plan effective with his re-hire date. For additional information refer to the Pension Benefits Table.

Tax and Accounting Implications

The financial reporting and income tax consequences of individual compensation elements are important considerations for the MD&C Committee when analyzing the overall level of executive compensation and the individual components of executive compensation. Overall, the MD&C Committee seeks to balance its objective of ensuring an effective compensation package for our named executive officers with the need to maximize the immediate deductibility of compensation, while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

Our executive compensation program has historically been structured to allow us to comply with Section 162(m) of the Internal Revenue Code. Section 162(m) of the Code generally provides that we may not deduct compensation that is paid to certain individuals each year of more than $1,000,000 per individual. Compensation pursuant to certain stock option plans and other performance-based compensation may be excluded from the limitations imposed under Section 162(m). While in general the MD&C Committee attempts to design its compensatory arrangements to preserve the deductibility of executive compensation, in certain situations, the MD&C Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. The Company believes that shareholders’ interests are best served if the MD&C Committee’s discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Accordingly, the MD&C Committee has granted, and may continue to grant, awards and enter into agreements under which the related compensation is not fully deductible under Section 162(m) when the MD&C Committee determines such arrangements are in the best interests of our shareholders.

Participation in TARP imposed additional limitations under Section 162(m) of the Internal Revenue Code. During the TARP period, our deduction limit for annual compensation for the Section 162(m) “covered executives” was limited to $500,000 and the “performance-based exception” of Section 162(m) was not available. As a result, certain portions of our executives’ compensation attributable to services during our TARP participation period (December 23, 2008 through March 30, 2011) may not be deductible when paid. Such additional deductibility limitations ceased with our redemption on March 30, 2011of the preferred stock issued under TARP.

Under Financial Accounting Standards Board Accounting Codification Standards Topic 718 we are required to recognize compensation expense on our income statement over the requisite service period or performance period based on the grant date fair value of stock options and restricted stock.

MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE REPORT

The MD&C Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the MD&C Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in this Proxy Statement.

Financial Institutions redeemed the preferred stock issued to the U.S. Department of the Treasury under TARP on March 30, 2011. While the Company was a participant in TARP, the MD&C Committee was required, in conjunction with the senior risk officers, to discuss, review and evaluate, at least every six months, (1) the TARP senior executive officer (“SEO”) compensation plans to ensure that they did not encourage SEOs to take unnecessary and excessive risks that threatened the value of the Company, (2) employee compensation plans in light of the risks posed by such plans and how to limit such risks, and (3) employee compensation plans to ensure that they did not encourage the manipulation of reported earnings to enhance the compensation of any employees. However, risk assessment has long been a focus of the Company, even before it was a participant in TARP. The MD&C Committee determined to continue the risk assessment with the corporate Risk Officer annually, even though we are no longer subject to the TARP requirement.

As required and discussed below in the CD&A, the MD&C Committee has reviewed its executive and other incentive programs to determine if their design and/or metrics encourage unnecessary and or material risk taking. The MD&C Committee believes, based on the provisions and actions described below, that they do not.

The MD&C Committee met with the Company’s Senior Risk Officer to review an evaluation of the Annual Incentive Plan and Long-Term Incentive Plan designs proposed by the compensation consulting firm, McLagan. The evaluation outlined the fundamental aspects of the proposed plans and highlighted the risk management process and risk mitigation practices that maintained the Company’s risk profile within acceptable limits to ensure that management was not incented to take excessive risk positions.

Based on the structure of the Company’s Annual Incentive Plan and the Long-Term Incentive Plan, the triggers that drive the awards, the business planning and budgeting processes, the risk management processes that ensure accurate reporting of actual results, and the risk mitigating features that ensure management operates within established risk tolerance guidelines, it was determined that neither of the plans, lead to excessive risk taking pursuant to industry standards. Additionally, the plans, lead to long term value creation for the Company and were in compliance with regulatory guidance on incentive compensation practices.

Based on the structure of the Company’s employee compensation plans, it was determined that the Senior Executive Officer and employee compensation plans are not reasonably likely to have a material adverse effect on the Company and do not lead to excessive risk taking pursuant to industry standards and do promote long term value creation for the Company.

In addition, the MD&C Committee certifies that through the period in 2011 ending March 30, 2011 (the last day of the TARP Period):

1)	It has reviewed with the Senior Risk Officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEO’s to take unnecessary and excessive risks that threaten the value of the Company;

2)	It has reviewed with the Senior Risk Officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

THE MANAGEMENT DEVELOPMENT & COMPENSATION COMMITTEE

Susan R. Holliday, Chair

Samuel M. Gullo

Erland E. Kailbourne

Robert N. Latella

SUMMARY COMPENSATION TABLE

The following table contains information concerning the compensation earned by our named executive officers in the fiscal years ended December 31, 2011, 2010, and 2009.

Name & Principal Position	Year	Salary ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)

Peter G. Humphrey	2011	420,347	217,083	236,477	304,301	72,277	1,250,485
President & Chief Executive Officer	2010	406,132	355,959	—	179,930	73,037	1,015,058
of the Company and the Bank	2009	413,483	79,260	—	138,264	72,912	703,919

Karl F. Krebs(1)	2011	207,710	69,666	86,749	43,543	28,426	436,094
EVP & Chief Financial Officer	2010	180,000	77,245	—	28,212	26,671	312,128
of the Company and the Bank	2009	40,539	19,996	—	9,316	13,084	82,935

John J. Witkowski	2011	241,580	97,277	97,808	47,993	23,466	508,124
EVP & Retail Banking Executive/	2010	226,644	152,421	—	24,100	23,592	426,757
Regional President of the Bank	2009	231,089	66,050	—	15,734	25,176	338,049

Richard J. Harrison	2011	222,670	85,815	93,708	76,416	27,158	505,767
EVP & Senior Retail Lending	2010	200,000	138,384	—	60,414	28,045	426,843
Administrator of the Bank

Martin K. Birmingham	2011	222,424	87,666	90,993	44,561	25,300	470,944
EVP & Commercial Banking	2010	205,641	140,943	—	20,654	27,169	394,407
Executive/Regional President of the Bank	2009	208,484	66,050	—	12,387	26,053	312,974

George D. Hagi	2011	216,441	81,423	90,155	55,914	19,151	463,084
EVP & Chief Risk Officer	2010	198,221	155,073	—	35,247	20,169	408,710
of the Company and the Bank	2009	200,237	72,655	—	24,052	20,258	317,202

(1)	Mr. Krebs was appointed to his position effective October 1, 2009. His 2009 annualized base salary was $170,000.

(2)	Salaries reflect twenty-seven pay periods in 2009 versus the normal twenty-six pay periods in a calendar year.

(3)

The value of restricted stock awards is based on the market price of our common stock on the date of grant. The 2011 amount includes awards of restricted stock earned under the annual cash incentive plan based on 2010 performance and awards under the long-term equity incentive plan based on 2011 performance. The 2010 amount includes awards of restricted stock earned under the annual cash incentive plan for 2009 services and awards under the long-term equity incentive plan for 2009 service.

(4)	The value represents the aggregate change in actuarial present value of each named executive officer’s accumulated defined benefit pension.

(5)	Please see the table below for more information on the other compensation paid to our named executive officers in the year ended December 31, 2011.

All Other Compensation. The following table sets forth details of “All Other Compensation”, as presented above in the Summary Compensation Table for 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Executive Name	Use of Company Vehicle ($)	Club Memberships ($)	401(k) Matching Contribution ($)	Split Dollar Insurance Premium ($)	Other ($)(1)	Total ($)
Peter G. Humphrey	3,574	1,582	11,025	50,831	5,265	72,277
Karl F. Krebs	7,116	9,829	9,323	—	2,158	28,426
John J. Witkowski	4,325	6,541	10,759	—	1,841	23,466
Richard J. Harrison	3,992	7,964	10,001	—	5,201	27,158
Martin K. Birmingham	1,896	11,569	9,994	—	1,841	25,300
George D. Hagi	6,607	—	9,724	—	2,820	19,151

(1)

For Mr. Humphrey, represents the taxable portion of his split dollar policy of $2,306; dividends paid on restricted stock of $1,669; and the taxable portion of group term life insurance (“GTL”) of $1,290. For all others, represents dividends paid on restricted stock of $868 for Mr. Krebs; of $1,391 for Messrs. Harrison, Witkowski and Birmingham and of $1,530 for Mr. Hagi; and the taxable portion of GTL for Messrs. Krebs, Witkowski, Harrison, Birmingham and Hagi in the amounts of $1,290, $450, $3,810, $450 and $1,290, respectively.

2011 GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to options and restricted stock granted during the fiscal year ended December 31, 2011 to each of the named executive officers.

	September 30,	September 30,	September 30,	September 30,	September 30,
					Grant date
					fair value of
		Estimated future payouts under equity			stock and
		incentive plan awards(1)(2)			option
	Grant	Threshold	Target	Maximum	awards
Executive Name	Date	(#)	(#)	(#)	($)(3)

Peter G. Humphrey	02/16/11	—	4,283	—	82,576
	02/18/11	2,796	5,593	6,991	134,507

Karl F. Krebs	02/16/11	—	919	—	17,718
	02/18/11	1,080	2,160	2,700	51,948

John J. Witkowski	02/16/11	—	1,912	—	36,863
	02/18/11	1,256	2,512	3,140	60,414

Richard J. Harrison	02/16/11	—	1,563	—	30,135
	02/18/11	1,158	2,315	2,894	55,681

Martin K. Birmingham	02/16/11	—	1,663	—	32,063
	02/18/11	1,156	2,312	2,890	55,604

George D. Hagi	02/16/11	—	1,417	—	27,320
	02/18/11	1,125	2,250	2,812	54,103

(1)

These columns show the potential number of shares to be paid out for our named executive officers under our 2011 long-term equity incentive plan at threshold, target or maximum performance. These columns also show the amount actually paid to our named executive officers for the portion of the 2010 annual cash incentive plan that was required to be paid in the form of restricted stock. The measures and potential payouts are described in more detail in the CD&A under the caption “Annual Cash Incentive Plan” and “Long-Term Equity-Based Incentive Plan”.

(2)	Due to the restriction of TARP, our annual cash incentive plan granted on February 16, 2011 that was based on our 2010 financial performance was paid in the form restricted stock.

(3)

This column includes the full grant date fair value of stock awards for each of the years reported. The amounts reported in this column have been calculated in accordance with FASB ASC 718. For equity awards that are subject to performance conditions, the value reported is based upon the probable outcome of such conditions, excluding the effect of estimated forfeitures.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table includes certain information with respect to the value of all unexercised options and non-vested restricted stock awards granted under the 1999 and 2009 Management Stock Incentive Plans.

	Option awards			Stock awards
Executive Name	Number of securities underlying unexercised options Exercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Peter G. Humphrey	14,083	23.80	02/04/14	37,227	(1)	600,844	(7)	6,991	(8)	112,835	(7)
	16,659	21.05	02/23/15
	8,500	19.75	07/26/16
	8,500	19.41	07/25/17

Karl F. Krebs	—	—	—	6,907	(2)	111,479	(7)	2,700	(8)	43,578	(7)

John J. Witkowski	7,450	17.80	09/07/15	16,965	(3)	273,815	(7)	3,140	(8)	50,680	(7)
	1,650	19.75	07/26/16
	1,500	19.41	07/25/17

Richard J. Harrison	1,345	23.80	02/04/14	15,440	(4)	249,202	(7)	2,894	(8)	46,709	(7)
	1,773	21.05	02/23/15
	1,650	19.75	07/26/16
	1,500	19.41	07/25/17

Martin K. Birmingham	4,596	20.39	03/16/15	15,752	(5)	254,237	(7)	2,890	(8)	46,645	(7)
	1,650	19.75	07/26/16
	1,500	19.41	07/25/17

George D. Hagi	6,047	19.59	01/18/16	17,040	(6)	275,026	(7)	2,812	(8)	45,386	(7)
	1,650	19.75	07/26/16
	1,500	19.41	07/25/17

(1)

17,807 awards vest on January 13, 2012; 2,976 awards vest on January 14, 2012; 2,500 awards vest on February 23, 2014; 4,283 awards vest on February 16, 2013; and, 9,661 awards vest in equal parts on February 23, 2012 and February 23, 2013.

(2)	2,500 awards vest on February 23, 2014; 919 awards vest on February 16, 2013; and, 3,488 awards vest in equal parts on February 23, 2012 and February 23, 2013.

(3)

5,681 awards vest on January 13, 2012; 2,480 awards vest on January 14, 2012; 2,500 awards vest on February 23, 2014; 1,912 awards vest on February 16, 2013; and, 4,392 awards vest in equal parts on February 23, 2012 and February 23, 2013.

(4)

5,022 awards vest on January 13, 2012; 2,480 awards vest on January 14, 2012; 2,500 awards vest on February 23, 2012; 1,563 awards vest on February 16, 2013; and, 3,875 awards vest in equal parts on February 23, 2012 and February 23, 2013.

(5)

5,124 awards vest on January 13, 2012; 2,480 awards vest on January 14, 2012; 2,500 awards vest on February 23, 2014; 1,663 awards vest on February 16, 2013; and, 3,985 awards vest in equal parts on February 23, 2012 and February 23, 2013.

(6)

6,554 awards vest on January 13, 2012; 2,728 awards vest on January 14, 2012; 2,500 awards vest on February 23, 2014; 1,417 awards vest on February 16, 2013; and, 3,841 awards vest in equal parts on February 23, 2012 and February 23, 2013.

(7)	Market values calculated using $16.14 per share, which was the closing market price of our common stock on December 31, 2011.

(8)	Restricted stock awards vest, subject to achievement of performance criteria, in equal parts on February 18, 2013 and February 18, 2014.

STOCK VESTED FOR 2011

Shares of restricted stock held by our named executive officers that vested in 2011 are shown in the table below. No stock options were exercised by our named executive officers in 2011.

	September 30,	September 30,
Executive Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)

Peter G. Humphrey	3,600	70,668
Karl F. Krebs	1,972	28,121
John J. Witkowski	3,000	58,890
Richard J. Harrison	3,000	58,890
Martin K. Birmingham	3,000	58,890
George D. Hagi	3,300	64,779

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of vesting, multiplied by the number of vested shares.

PENSION BENEFITS

The following Pension Benefits table provides information regarding the present value of the accumulated benefit and years of credited service for our named executive officers under the New York State Bankers Retirement System Volume Submitter Plan as adopted by Financial Institutions, Inc. (the “New York Bankers Retirement Plan”). The present value of accumulated benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2011.

	September 30,	September 30,	September 30,	September 30,
Executive Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During 2011 ($)

Peter G. Humphrey	New York Bankers Retirement Plan	32.4	1,349,281	—
Karl F. Krebs	New York Bankers Retirement Plan	3.3	81,071	—
John J. Witkowski	New York Bankers Retirement Plan	5.3	114,114	—
Richard J. Harrison	New York Bankers Retirement Plan	7.4	279,015	—
Martin K. Birmingham	New York Bankers Retirement Plan	5.8	101,484	—
George D. Hagi	New York Bankers Retirement Plan	4.9	153,144	—

(1)

The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under GAAP. For a discussion of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefits, refer to Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

We maintain a defined benefit pension plan in which each of our named executive officers participates. The plan was closed to new participants as of December 31, 2006. Because Mr. Krebs had previously worked for us, his prior years’ service allowed him to participate in the plan effective with his re-hire date.

Material Terms and Conditions:

Benefits under the defined benefit pension plan are based on years of service and the named executive officer’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all wages, tips, and other compensation as reported on the named executive officer’s form W-2. Normal retirement age for named executive officers who first participated in our plan prior to January 1, 2004 is age 62 with ten years of vesting service, as defined in the plan. Normal retirement age is age 65 for any named executive officer who first participated in the plan on or after January 1, 2004. The normal retirement benefit is an annual pension benefit commencing on the named executive officer’s normal retirement date payable in the normal benefit form in an amount equal to:

Basic Benefit

For benefit service accrued prior to January 1, 2004:

•	1.75 % of average annual compensation multiplied by creditable service accrued prior to January 1, 2004 up to 35 years; plus

For benefit service accrued on or after January 1, 2004:

•

1.50% of average annual compensation, multiplied by creditable service accrued on or after January 1, 2004 provided that such service shall not exceed the difference between (i) 35 and (ii) the participant’s years of benefit earned prior to January 1, 2004; plus

•	1.25% of average annual compensation multiplied by creditable service in excess of 35 years up to 5 years; minus

Offset Benefit

•	0.49% of final average compensation, up to covered compensation, multiplied by creditable service up to 35 years.

The normal benefit form is payable as a single life pension with sixty payments guaranteed. There are a number of optional forms of benefit available to participants, all of which are adjusted actuarially.

Named executive officers participating in the plan are eligible for early retirement upon attaining age 55. Early retirement benefits are determined as described below.

Benefits for named executive officers who first participated in the plan prior to January 1, 2004 and who are 100% vested as of December 31, 2003, and who remain in our employment until they reach the age of 55 are reduced 3% for the basic benefit and 6% for the offset benefit. Benefits for named executive officers who first participated in the plan prior to January 1, 2004 and who were not 100% vested as of December 31, 2003, and who do not remain in our employment until they reach the age of 55, are reduced 3% for the basic benefit and 6% for the offset benefit for the accrued benefit attributable to service earned as of December 31, 2003, and for service earned on or after January 1, 2004 the accrued benefit is determined as of the early retirement date, reduced by 1/180 for each of the first sixty months and by 1/360 for each of the next sixty months that the early retirement date precedes the normal retirement date.

Named executive officers who first participate in the plan on or after January 1, 2004 shall have their accrued benefit determined as of the early retirement date, reduced by 1/180 for each of the first sixty months and by 1/360 for each of the next sixty months that the early retirement date precedes the normal retirement date.

Mr. Harrison is eligible for retirement. Messrs. Hagi, Humphrey and Krebs are eligible for early retirement.

EXECUTIVE AGREEMENTS

We have entered into executive agreements, which include change of control provisions with Messrs. Humphrey, Witkowski, Hagi, and Birmingham. The executive agreements are designed to promote stability and continuity of our senior management. Under the agreements, a change of control is defined as occurring when (1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than us or a subsidiary of ours) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of our securities possessing twenty percent (20%) or more of the voting power for the election of our directors; (2) there is consummated (i) any consolidation, share exchange or merger of us in which we are not the continuing or surviving corporation or pursuant to which any shares of our common stock are to be converted into cash, securities or other property, provided that the transaction is not with a corporation which was a subsidiary of ours immediately before the transaction; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets; or (3) “approved directors” constitute less than a majority of the entire Board of Directors, with “approved directors” defined to mean the members of our Board of Directors as of the date of the agreement and any subsequently elected members who are nominated or approved by at least three quarters of the approved directors on the Board prior to such election. If a change of control, as defined in the agreement occurs during the executive officer’s employment, and if within the twelve-month period following such change of control, either we terminate the executive officer, other than for cause, or the executive officer terminates his employment for good reason, meaning (1) there has been a material diminution, compared to those existing as of the date the change of control occurs, in the executive officer’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role, authority or aggregate compensation which is not restored within 15 days after written notice is provided to us by the executive officer; or (2) removal of the executive officer from his current position, other than (i) elevation to a higher ranking executive officer position with us or (ii) with the written consent of the executive officer; or (3) relocation of the executive officer’s principal place of employment by more than 75 miles from its location immediately prior to the change of control other than with the written consent of the executive officer, the executive officer will be entitled to benefits as provided in the agreement. Each change of control agreement includes covenants by the executive not to solicit employees of ours and not to compete during the term of the agreement and during any period for which the executive is entitled to receive compensation and six months thereafter, and not to disclose or use confidential information of the company.

The following summary sets forth potential cash payments and benefits in the event that a named executive officer’s employment terminates as a result of an involuntary termination or the executive terminates his employment because of good reason at any time within twelve months after a change of control:

1.	All stock options and restricted stock held by the named executive officer will become fully vested and exercisable;

2.	Medical and dental benefits will continue for a period not to exceed 18 months;

3.

Monthly cash payments equal to 1/12th the sum of the base salary amount for the most recent calendar year ending before the date on which the change of control occurred plus the average of the annual incentive compensation earned by the Executive for the two most recent calendar years ending before the date on which the change of control occurred will be made; and

4.	Mr. Humphrey is entitled to receive these cash payments over a thirty-six month period; Mr. Hagi is entitled to receive cash payments for twenty-four months; and Messrs. Witkowski and Birmingham are entitled to receive cash payments for twelve months.

Potential Payments Following a Change of Control

Based on the terms of the executive agreements, a share price of $16.14 as of December 31, 2011, and the number of options and restricted stock held by each of the named executive officers that were unearned and unvested as of December 31, 2011, the estimated values of cash payments and acceleration of stock options and restricted stock grants held by each named executive officer in the event of a change of control are as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
Executive Name	Continuation Period	Salary ($)	Incentives ($)	Restricted Stock ($)	Medical & Dental ($)	Gross Value ($)

Peter G. Humphrey	36 months	1,261,044	319,699	713,679	14,958	2,309,380
John J. Witkowski	12 months	241,584	131,154	324,495	17,804	715,037
Martin K. Birmingham	12 months	222,420	120,502	300,882	17,804	661,608
George D. Hagi	24 months	432,888	118,825	320,411	17,804	889,928

Other than as described above, we don’t have any arrangements that provide for payments or benefits based on the termination of a named executive officer or change of control of the company.

AUDIT COMMITTEE REPORT

Our Audit Committee assists the Board of Directors in its general oversight of financial reporting process, internal controls and audit functions.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of (i) our consolidated financial statements and (ii) the effectiveness of our internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, our Audit Committee met with management and the independent accountants and reviewed and discussed our December 31, 2011 consolidated financial statements. The Audit Committee also discussed with the independent accountants matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee received written disclosures and the letter from the independent accountants required by the applicable sections of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee, concerning independence, and discussed with the independent accountant the independent accountant’s independence after considering the compatibility of non-audit services with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011, to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

James L. Robinson, Chairman

Barton P. Dambra

Karl V. Anderson, Jr.

Samuel M. Gullo

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has served as our independent registered public accounting firm since 1995. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

Fees paid or payable to KPMG for professional services rendered in connection with (i) the audit of our consolidated financial statements included in Form 10-K, (ii) the audit of the effectiveness of our internal controls over financial reporting, and (iii) the limited reviews of the interim consolidated financial statements included in Forms 10-Qs were $342,500 for the fiscal year ended December 31, 2011 and $331,000 for the fiscal year ended December 31, 2010.

Audit Related Fees

Audit related fees consist of services rendered in connection with the audits of our broker-dealer subsidiary’s financial statements, regulatory compliance procedures and the prospectus filed in conjunction with our offering of additional stock during 2011. These fees were $104,000 for the fiscal year ended December 31, 2011 and $18,000 for the fiscal year ended December 31, 2010.

Tax Fees

Aggregate fees for tax compliance and advisory services for the fiscal year ended December 31, 2011 were $48,375 and $53,440 for the fiscal year ended December 31, 2010.

All Other Fees

There were no additional fees, other than those reported as audit fees, audit related fees and tax fees, paid or payable to KPMG for the fiscal years ended December 31, 2011 and December 31, 2010.

Pre-Approval Policy

Procedures have been adopted that require Audit Committee pre-approval of all permissible services to be performed by the independent accountant, including the fees and other compensation to be paid to the independent accountant, with the exception of certain routine additional professional services that may be performed at the request of management without pre-approval. The additional professional services include tax assistance, research and compliance, assistance researching accounting literature and assistance in due diligence activities. The engagement letter entered into with KPMG for tax compliance services and tax consulting services stated such services would not exceed $10,000 per quarter and that a listing of the additional services would be provided to the Audit Committee at their next meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Peter G. Humphrey, our President and Chief Executive Officer, and a member of our Board of Directors, James H. Wyckoff, are first cousins.

We approved a Related Party Transaction Policy in 2011 that provides for the oversight of related party transactions by our Chief Risk Officer. Pursuant to such policy, our Chief Risk Officer is notified whenever a potential related party transaction is being contemplated. Our Chief Risk Officer refers any potential transactions, with appropriate supporting detail, to the Audit Committee of our Board of Directors. The Audit Committee determines whether the transaction is a related party transaction as such term is defined under Item 404(a) of Regulation S-K. If the Audit Committee determines that the potential transaction would be a related party transaction, then the Audit Committee determines whether to approve or decline the proposed transaction. The Audit Committee has not established a written policy regarding the factors it considers in deciding whether to approve a potential related party transaction. Instead, the Audit Committee considers all factors that it deems appropriate and then decides whether to approve the transaction using its business judgment.

During 2011, neither the Company nor any of our subsidiaries was a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer or related interests had or will have a direct or indirect material interest other than:

•	Compensation arrangements described within this document; and

•	The transactions described below.

During 2011, directors, executive officers and many of our substantial shareholders and their affiliates were customers of and had transactions with the Company and/or its subsidiaries. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time they were made for comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Loans to directors, executive officers and substantial shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria. We expect to have such transactions or transactions on a similar basis with our directors, executive officers, substantial shareholders and their affiliates in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the U.S. Securities and Exchange Commission reports of transactions in and ownership of our common stock. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports and representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2011 except that a Form 4 filed by James H. Wyckoff reporting the sale of 500 shares of our common stock during the fiscal year ended December 31, 2008 was not filed on a timely basis.

NOTICE PURSUANT TO SECTION 726(d) OF THE NEW YORK BUSINESS CORPORATION LAW

On August 31, 2011, the Company renewed its policies of management and professional liability primary insurance and excess directors’ and officers’ liability insurance, each for a one-year term, at a total cost of $183,286 in premiums including broker of record commissions. The primary liability policy is carried with OneBeacon Midwest Insurance Company and the excess policies are carried with St. Paul Fire and Marine Insurance Company and Illinois National Insurance Company. Policies cover all directors and officers of Financial Institutions, Inc. and its subsidiaries. A special Board sub-committee was formed, consisting of Mr. Anderson and Mr. Latella, who were involved with the insurance renewal process.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

SHAREHOLDERS MAY RECEIVE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE CORPORATE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 LIBERTY STREET, WARSAW, NEW YORK 14569. SHAREHOLDERS MAY ALSO VIEW THE ANNUAL REPORT ON FORM 10-K AT OUR WEBSITE (www.fiiwarsaw.com).

FINANCIAL INSTITUTIONS, INC. ANNUAL MEETING OF SHAREHOLDERS May 9, 2012 The undersigned hereby appoints Peter G. Humphrey, Karl F. Krebs and Sonia M. Dumbleton, or any of them, with full powers of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of Financial Institutions, Inc. to be held on May 9, 2012 and at any adjournment or adjournments thereof, with all the power which the undersigned would possess if personally present, and to vote as set forth on the reverse all shares of stock which the undersigned may be entitled to vote at said meeting, hereby revoking any earlier proxy for said meeting. (Continued and to be signed on the other side.)

ANNUAL MEETING OF SHAREHOLDERS OF FINANCIAL INSTITUTIONS, INC. May 9, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and annual report are available at www.snl.com/irweblinkx/docs.aspx?iid=1016825 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. -------------— --------------— 20330400000000000000 1 050912 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSALS 1 AND 2, AND FOR "1 YEAR" ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Advisory vote to approve the compensation of our named executive officers. NOMINEES: FOR ALL NOMINEES O Karl V. Anderson, Jr. 1 year 2 years 3 years ABSTAIN O Erland E. Kailbourne 3. Advisory vote on the frequency of future advisory votes on WITHHOLD AUTHORITY O Robert N. Latella the compensation of our named executive officers. FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) 4. In their discretion, the proxies are authorized to vote upon such other business, if any, as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN THE PROXY STATEMENT, INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” FOR PROPOSAL 2 AND FOR 1 YEAR ON PROPOSAL 3. and fill in the circle next to each nominee you wish to withhold, as shown here: PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE. *** YOUR PROXY VOTE IS IMPORTANT *** No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting. It is important that you vote so that Financial Institutions, Inc. will not have to bear the unnecessary expense of another solicitation of proxies. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF FINANCIAL INSTITUTIONS, INC. May 9, 2012 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any COMPANY NUMBER touch-tone telephone and follow the instructions. Have your proxy card available when you call. ACCOUNT NUMBER Vote online/phone until 11:59 PM EST on May 7, 2012. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and annual report are available at www.snl.com/irweblinkx/docs.aspx?iid=1016825 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. -------------— --------------— 20330400000000000000 1 050912 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" PROPOSALS 1 AND 2, AND FOR "1 YEAR" ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Election of Directors: 2. Advisory vote to approve the compensation of our named executive officers. NOMINEES: FOR ALL NOMINEES O Karl V. Anderson, Jr. 1 year 2 years 3 years ABSTAIN O Erland E. Kailbourne 3. Advisory vote on the frequency of future advisory votes on WITHHOLD AUTHORITY O Robert N. Latella the compensation of our named executive officers. FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) 4. In their discretion, the proxies are authorized to vote upon such other business, if any, as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN THE PROXY STATEMENT, INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” FOR PROPOSAL 2 AND FOR 1 YEAR ON PROPOSAL 3. and fill in the circle next to each nominee you wish to withhold, as shown here: PLEASE COMPLETE, DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE. JOHN SMITH *** YOUR PROXY VOTE IS IMPORTANT *** 1234 MAIN STREET APT. 203 No matter how many shares you own, please sign, date and mail your proxy now, NEW YORK, NY 10038 even if you plan to attend the meeting. It is important that you vote so that Financial Institutions, Inc. will not have to bear the unnecessary expense of another solicitation of proxies. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.